PANBELA THERAPEUTICS, INC.

712 Vista Blvd, #305

Waconia, MN 55387

May 10, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Panbela Therapeutics, Inc.

Registration Statement on Form S-3 (File No. 333-255751)

Request for Acceleration of Effectiveness

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Panbela Therapeutics, Inc. (the “Registrant”) hereby requests that the above-referenced Registration Statement be declared effective by the Securities and Exchange Commission on May 11, 2021, at 4:00 p.m., Eastern Time, or as soon thereafter as practicable.

The Registrant hereby authorizes Joshua Colburn, of Faegre Drinker Biddle & Reath LLP, to orally modify or withdraw this request for acceleration.

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Very truly yours,

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Name:	Jennifer K. Simpson
Title:	President and Chief Executive Officer

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